UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  March 12, 2015

INNOVUS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52991	90-0814124
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9171 Towne Centre Drive, Suite 440, San Diego, CA 92122
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 964-5123

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
Item 3.02   Unregistered Sales of Equity Securities.

On March 12, 2015, Innovus Pharmaceuticals, Inc. (the “Company”) entered into an amendment agreement (the “Agreement”) with Gemini Master Fund, Ltd. (“Gemini”), whereby the $330,000 convertible debenture (the “Debenture”) issued by the Company to Gemini on February 13, 2014 was amended. Pursuant to the Agreement, the maturity date of the Debenture was amended from March 13, 2015 to September 13, 2015. In addition, the Debenture was amended so that the Company may prepay the Debenture at its option.

In connection with the execution of the Agreement, the Company issued 250,000 shares of the Company’s common stock (“Common Stock”) and amended and restated the warrant (“Warrant”) issued to Gemini on February 13, 2014. The Warrant was originally exercisable until February 13, 2019 for 250,000 shares of Common Stock at an exercise price of $0.50 per share, subject to anti-dilution protection. The Warrant, as amended and restated, has been increased to 500,000 shares, and is exercisable until March 12, 2020 at an exercise price of $0.30 per share of Common Stock. The Warrant, as amended and restated, contains certain anti-dilution protection provisions.

The exercisability of the Warrant may be limited if, upon exercise, Gemini or any of its affiliates would beneficially own more than 9.99% of Common Stock.

The foregoing information is a summary of the Agreement and the amended and restated Warrant described above, is not complete, and is qualified in its entirety by reference to the full text of such documents, copies of which are attached as exhibits to this Current Report on Form 8-K. Readers should review such agreements for a complete understanding of the terms and conditions associated with these documents.

Item 9.01    Financial Statements and Exhibits.

(d)           Exhibits.

10.01	Agreement, dated March 12, 2015, by and between Innovus Pharmaceuticals, Inc. and Gemini Master Fund, Ltd.
10.02	Form of Amended and Restated Warrant, issued March 12, 2015

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INNOVUS PHARMACEUTICALS, INC.
Date: March 13, 2015	By: /s/ LYNNETTE DILLEN
Lynnette Dillen
Chief Financial Officer